Exhibit 10.5
BOWNE & CO., INC.
LONG-TERM PERFORMANCE PLAN
As Amended and Restated Effective December 31, 2008
Effective December 31, 2008, Bowne & Co., Inc., hereby amends and restates the Long-Term Performance Plan (the “Plan”), first established November 1, 1996, frozen effective December 31, 2005 and as it has been amended otherwise from time to time. Amounts deferred and vested under the Plan prior to January 1, 2005 shall be grandfathered and therefore shall continue to be governed by the terms of the Plan as in effect on October 3, 2004. Any amendments to the Plan on or after October 4, 2004 will not affect the foregoing grandfathered amounts unless specifically stated.
1) PURPOSE
The purpose of the Plan is to enable the Company, through awards of incentive compensation, to attract and retain executives; to motivate these executives to promote the long term growth and profitability of the Company; and to further associate the interests of these executives with those of the Company’s stockholders.
2) DEFINITIONS
“Award” shall mean the long term incentive award granted to a Participant for a Performance Period under the Plan.
“Award Payment Date” shall mean, for each Performance Period, the date on which the amount of the Award for that Performance Period would have been paid to the Participant under Section 6 of the Plan, without regard to any election to defer receipt of the Award made by the Participant under Section 8 of the Plan.
“Board of Directors” shall mean the Board of Directors of the Company.
“Change in Control” shall mean, in accordance with Section 409A of the Code, any one of the following events:
(a)	The date any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with Stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Stock of the Company.

(b)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Stock of the Company possessing 30 percent or more of the total voting power of the Stock of the Company.

(c)	The date a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.

(d)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Any determination of the occurrence of any Change in Control made in good faith by the Board, on the basis of information available at the time to it, shall be conclusive and binding for all purposes under the Plan.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation and Management Committee of the Board of Directors.
“Company” shall mean Bowne & Co., Inc.
“Deferred Award Plan” shall mean the Bowne & Co., Inc. Deferred Award Plan.
“Disability” shall mean any one of the following:
(a) If a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(b) If a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
(c) If a Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
“Employee” shall mean any person (including an officer) employed by the Company on a full-time salaried basis.
“Fair Market Value” shall mean the average of the highest and lowest sales prices of stock reported as having occurred on the New York Stock Exchange(or its successor)

on the date of determination thereof (or, if the stock is not then traded on the New York Stock Exchange, the mean between the highest and lowest sales prices reported as having occurred on the principal market (as determined by the Committee) on which the stock is then traded) or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; provided, however, that, if the stock has not been traded for ten trading days or if there ceases to be a principal market for the stock of the Company, the “Fair Market Value” of such stock shall be determined by the Committee in its reasonable discretion, in accordance with the requirements of Section 409A of the Code and in good faith.
“Participant” shall mean an Employee selected by the Committee to participate in the Plan for a Performance Period.
“Performance Period” shall mean three consecutive calendar years or such other period of time designated by the Committee with respect to which an Award shall be earned.
“Plan” shall mean the Bowne & Co., Inc. Long-Term Performance Plan, as set forth herein, as from time to time amended and in effect.
“Retirement” shall mean separation from service with the Company and its affiliates after having reached age 60 or such earlier age as may be approved by the Company in writing.
“Stock” shall mean shares of common stock of the Company.
3) ADMINISTRATION
The Plan shall be administered by the Committee, which shall have full authority and discretion to interpret the Plan, to establish rules and regulations relating to the Plan, to determine the criteria for eligibility to participate in the Plan, to select Participants in the Plan, the performance targets under the Plan and the amount of the Awards, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee shall interpret and administer the Plan in a manner that will permit the Plan to comply with the requirements of Section 409A of the Code, including the payment restrictions applicable to “specified employees” as that term is defined in a resolution of the Board setting forth the definition used by the Company to identify such employees in accordance with Section 409A of the Code. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, Employees, former Employees and beneficiaries. No member of the Committee shall be eligible to participate in the Plan.
4)	ELIGIBILITY AND PARTICIPATION

Participation in the Plan shall be limited to those Employees whom the Committee shall select, on the basis of such Employees’ significant impact on the long term success of the Company, to participate in the Plan for that Performance Period.
5) ESTABLISHMENT OF GOALS; GRANT OF AWARDS
The Committee shall approve the level of performance goals which must be achieved during a Performance Period in order for a Participant to earn an Award payable under the Plan at the end of that Performance Period. Each Participant selected by the Committee with respect to a particular Performance Period shall be granted an Award for that Performance Period determined by the Committee in its sole discretion.
6.	PAYMENT OF AWARDS
(a)	Subject to the provisions of Section 7 and Section 8, each Participant shall be eligible to receive after the close of a Performance Period cash or Stock equal to the value of such Participant’s Award for that Performance Period; provided, however, that no Participant shall receive more than 100% of his or her target Award; provided, further, that in the event payment of an Award, or a portion of an Award, would not be fully deductible, when paid by the Company, under the Code, then payment for such Award, or the portion of such Award which is not deductible, shall be mandatorily deferred pursuant to the Deferred Award Plan and such Award or portion of such Award shall not be payable pursuant to this Plan.

(b)	Subject to the provisions of Section 7 and Section 8, an Award shall be paid in the calendar year following the close of a Performance Period, unless the Participant has made an election under Section 8 to defer receipt of such Award.

(c)	In the event of a Change in Control, the Committee, in its sole discretion, may terminate any or all active Performance Periods with respect to any Participant and pay such Participant cash or stock equal to the value of such Participant’s target Award for those terminated Performance Periods.
7.	LIMITATIONS ON RIGHTS TO PAYMENT OF AWARDS
a)	No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company or any of its affiliates through the Award Payment Date. However, in the event that, prior to the Award Payment Date, a Participant’s employment with the Company and its affiliates terminates due to the Participant’s death, disability or Retirement, the Participant (or, in the event of the Participant’s death, the person or estate determined under Section 9) shall remain eligible to receive a portion of the Award based on the amount of time the Participant was employed during the Performance Period. Notwithstanding the preceding two sentences, the Committee may, if in the reasonable opinion of the Committee circumstances warrant such action, approve payment of an Award to a Participant whose employment terminates prior to the Award Payment Date for reasons other than death or disability or retirement. A payment made pursuant to this Section 7 shall be made in the calendar year following the termination of employment.
b)	Furthermore, no Participant shall have any right to receive payment of an Award under the Plan if, subsequent to the commencement of the Performance Period and prior to the Award Payment date, the Participant either (i) engaged directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or any of its affiliates is engaged, and, in the opinion of the Committee, such entity or person has engaged in competition with the Company or any of its affiliates or (ii) at any time divulged to any person or entity other than the Company or any of its affiliates, any of the trade secrets, methods, processes or other proprietary or confidential information of the Company or any of its affiliates. For the purposes of this paragraph, a Participant shall be deemed not a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

c)	The Company may postpone the issuance or delivery of Stock or payment of other benefits under any Award if the Company reasonably anticipates that the delivery of such Stock or payment of other benefits would violate any federal or state law, rule or regulation and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations provided however that delivery of Stock or payment of other benefits shall be made at the earliest date at which the Company reasonably anticipates that such delivery of Stock or payment of other benefits will not cause a violation of the applicable laws, rules and regulations.
8.	DEFERRAL OF PAYMENT AWARDS.
a)	A Participant may, subject to the terms and conditions of this Section 8, elect to defer payment of all or a portion of any Award which the Participant might earn with respect to a Performance Period by completing the payment deferral form prescribed by the Committee (the “Deferred Amount”). The Committee may, at its discretion, provide that a percentage or percentages of amounts voluntarily deferred pursuant to this Section 8 will be matched.

b)	Payment Deferral Form. The payment deferral form shall include:
(i)	the amount to be deferred;

(ii)	the period of deferral;

(iii)	the period over which the payment is to be made; and

(iv)	an acknowledgement by the Participant that he or she will pay to the Company any amount required to be withheld in order to comply with applicable tax laws and regulations. In the event that the Participant does not make such acknowledgement or does not pay the Company the required amount, the Company shall have the right to deduct from the Deferred Amount and matching amount plus or minus any earnings or losses any taxes or other amounts required by law to be withheld.
c)	Date of Election. An election to defer receipt of an Award shall be made on or prior to the December 31 that immediately precedes the start of the applicable Performance Period.

d)	Payment of Deferred Awards. The amount deferred and the matching amount plus or minus any earnings or losses thereon pursuant to Subsection (e) hereof will be paid (in cash or Stock, at the Committee’s sole discretion) to the Participant (or, in the event of the Participant’s death, the person or estate determined under Section 9), on the date(s) specified in the deferral form prescribed by the Committee; provided, however, that in the event a deferred Award or portion of an Award, when payable, would not be fully deductible by the Company under the Code, then subject to the requirements of Section 409A of the Code, payment for such Award or portion of such Award will be mandatorily deferred hereunder until such time as the Company may fully deduct payment for such Award, or portion of such Award, pursuant to the Code.

e)	Earnings Credited on Deferred Amounts/Matching Amounts. The Deferred Amount and the matching amount will be credited with dividend equivalents and appreciate and depreciate in the same manner as if it were Stock.

f)	Acceleration of Payment of Deferred Amount.
(i)	At any time prior to complete payment of the Deferred Amount and matching amount plus or minus any earnings or losses, the Company may, in its sole discretion and in accordance with Section 409A of the Code, pay to the Participant (or, in the event of the Participant’s death, the person or estate determined under Section 9), an amount not greater than that portion of the Deferred Amount plus or minus any earnings or losses that the Committee determines, in its sole discretion, necessary to meet a severe financial hardship arising from a sudden and unexpected illness, or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant or other similar unforeseeable circumstances. The payment shall be made only in instances of hardship arising from causes beyond the Participant’s control. The Participant shall apply in writing to the Committee for any hardship payment under this subsection (i) and shall furnish the Committee such information as the Committee deems necessary and appropriate to make its determination.

(ii)	The entire Deferred Amount and the matching amount, plus or minus any earnings or losses, shall become immediately payable in the event of a Change in Control.
9.	DESIGNATION OF BENEFICIARY
A Participant may designate a person or persons as the beneficiary or beneficiaries who, in the event of the Participant’s death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company (or the Secretary’s designate). If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award and/or Deferred Amount and matching amount plus or minus any earnings or losses, such amount shall be paid to the Participant’s estate.] If the beneficiary dies after receiving any payment under this Plan, any amounts remaining to be paid shall be paid to the beneficiary’s estate.
10.	CORPORATE CHANGE
If (i) the Company shall at any time be involved in a transaction described in subsection (a) of Section 424 of the Code; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, the Stock; or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, including the matching amount, the Committee shall forthwith take any such action as in its judgment shall be necessary to preserve the Participant’s rights substantially proportionate to the rights existing prior to such event. The judgment of the Committee with respect to any matter referred to in this paragraph shall be conclusive and binding upon each Participant.
11.	AMENDMENTS
The Board of Directors or the Committee may at any time amend (in whole or in part) this Plan provided that no such amendment shall adversely affect an Award previously granted.
12.	TERMINATION
The Board of Directors or the Committee may terminate this Plan (in whole or in part) at any time. The termination shall not adversely affect an Award previously granted and shall not accelerate the timing of a payment with respect to an Award, unless such acceleration is permitted under Section 409A of the Code.
13.	MISCELLANEOUS PROVISIONS

(a)	This Plan is not a contract between the Company and its Employees; it is totally gratuitous on the part of the Company. No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee any right to be retained in the employ of the Company.

(b)	A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 9 hereof, and any attempted assignment or transfer shall be null and void and shall extinguish the Company’s obligation under the Plan to pay the Award and/or Deferred Amount and matching amount plus or minus any earnings or losses with respect to the Participant.

(c)	The Plan shall be unfunded except that the Company may establish a grantor trust to assist it in meeting its obligations hereunder.

(d)	The Company shall have the right to deduct from each Award and any Deferred Amount and matching amount plus or minus any earnings or losses paid any taxes or other amounts required by law to be withheld.

(e)	The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.
14.	EFFECTIVE DATE
The Amended and Restated Plan shall be effective as of December 31, 2008.